Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES FOURTH
QUARTER AND FISCAL YEAR END RESULTS

SAN JOSE, CA (October 28, 2004) — Sanmina-SCI Corporation (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company, today reported financial results for its fourth fiscal quarter ended October 2, 2004.

Fourth Quarter Fiscal 2004 Highlights Include:

•      REVENUES OF $3.3 BILLION IN LINE WITH COMPANY GUIDANCE

•      NON-GAAP NET INCOME OF $41.8 MILLION AND EPS OF $0.08 WITHIN COMPANY GUIDANCE

•      GAAP NET INCOME OF $11.5 MILLION AND EPS OF $0.02

•      INVENTORY TURNS INCREASED TO 11.5x

•      CASH CYCLE DAYS IMPROVED 2 DAYS TO 29 DAYS

•      COMPANY CLOSED $500 MILLION SENIOR SECURED REVOLVING CREDIT FACILITY

•      ACQUISITION OF PENTEX-SCHWEIZER COMPLETED (EFFECTIVE OCTOBER 26, 2004)

The company reported revenues of $12.2 billion for the year ended October 2, 2004, compared to $10.4 billion for the year ended September 27, 2003.  Revenues reported for the fourth quarter were $3.3 billion, up 7.5% sequentially, and up 20.8% from the fourth quarter 2003.  Non-GAAP net income for the quarter was $41.8 million, up 21.5% over the prior quarter and non-GAAP diluted earnings per share were $0.08. Non-GAAP net income for year ended October 2, 2004 was $128.9 million or non-GAAP diluted earnings per share of $0.24. Non-GAAP operating income for the quarter was $77.6 million, an increase of 12.9% over the prior quarter and up 57.4% year-over-year.

GAAP net income for the quarter was $11.5 million, up 113.4% year-over-year.  GAAP diluted earnings per share for the quarter, were $0.02, up 113.1% from $(0.17) in the fourth quarter of 2003.

FINANCIAL RESULTS	Q4:2004	Q4:2003	FY2004	FY2003
(In thousands, except per share data)
Revenue	$3,301,435	$2,732,013	$12,203,885	$10,361,434
GAAP:
Net Income (loss)	$11,479	$(85,653)	$(5,257)	$(137,157)
Earnings (loss) per share	$0.02	$(0.17)	$(0.01)	$(0.27)
Non-GAAP:
Operating Income	$77,633	$49,333	$260,414	$142,484
Operating Margin	2.4%	1.8%	2.1%	1.4%
Net Income	$41,790	$13,961	$128,947	$28,271
Earnings per share	$0.08	$0.03	$0.24	$0.06

Non-GAAP data excludes restructuring, integration, impairment, other infrequent or unusual items, extraordinary gains and non-cash interest and amortization expense.  We have excluded non-cash interest and amortization expense from our non-GAAP operating results to enhance comparability with other companies in the EMS industry.  Our non-GAAP financial information has been prepared on the same basis as non-GAAP information we formerly described as “pro forma financial information.”  We changed our nomenclature to non-GAAP to reflect increasingly common practice and avoid confusion with other types of pro forma financial information.  A reconciliation from non-GAAP to GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com.

-more-

In the fourth quarter ended October 2, 2004, financial management ratios strengthened over the third quarter ended June 26, 2004 as cash cycle days improved 2 days to 29 days, inventory turns improved to 11.5x from 10.4x, and DSO improved 2 days to 45 days.

At October 2, 2004, the Company reported $1.1 billion in cash and short-term investments. At quarter-end, the Company reported a current ratio of 1.6, working capital of $1.7 billion, and stockholders’ equity of $3.4 billion.

“We continue to focus on improving all of our operating metrics and continue to see positive growth in most of our end markets,” said Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI.  Looking forward, Mr. Sola added, “The outsourcing opportunities for EMS companies are increasing, and Sanmina-SCI is well positioned for future and organic growth, offering customers complete end-to-end solutions that include design, engineering, manufacturing and logistics.  We will also continue to focus on our customers, add new programs, develop advanced technologies and drive operational efficiencies.  We believe our commitment to excellence is fundamental to extending our EMS leadership and exceeding the expected growth rates of the industry.”

Company Outlook

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  Please refer to the Risk Factors reported in the company’s annual and quarterly reports on file with the Securities Exchange Commission (SEC) for a description of some of the factors that could influence the company’s ability to achieve the projected results.

The company provides the following guidance with respect to its first fiscal quarter ending January 1, 2005:

•      Revenue is expected to be in the range of $3.3 billion to $3.5 billion;

•      Non-GAAP diluted earnings per share to be between $0.09 and $0.11 before integration, restructuring and impairment charges, other infrequent or unusual items and non-cash interest and amortization expense.

Non-GAAP Financial Information

In addition to disclosing operating results determined in accordance with generally accepted accounting principles (GAAP), Sanmina-SCI also provides non-GAAP operating results that exclude certain items.  Management utilizes non-GAAP operating results as a performance measure and furnishes the information in order to provide investors with additional information to analyze the Company’s operating results and facilitate period-to-period comparisons.  Sanmina-SCI provides earnings guidance only on a   non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

The non-GAAP financial information presented in this release may vary from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.  Please refer to the financial tables following this release for a reconciliation of non-GAAP financial information to the corresponding GAAP financial information.  This reconciliation is also available on the Investor Relations section of our web site at www.sanmina-sci.com.

Company Conference Call Information

Sanmina-SCI will be holding a conference call regarding this announcement on Thursday, October 28, 2004 at 5:00 p.m. EDT (2:00 p.m. PDT). The access numbers are: domestic 877-273-6760 and international: 706-634-6605.  The conference will be broadcast live over the Internet.  Log on to the live webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=69249&s=wm&e=942914.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.   A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international: 706-645-9291, access code: 221712.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the company’s fiscal year 2003 Annual Report on Form 10-K filed on December 9, 2003 and Form 10-Q filed on August 9, 2004, with the Securities Exchange Commission.

CONTACT:

Paige Bombino

Investor Relations

+ 408.964.3610

-FINANCIAL TABLES FOLLOW-

Press Release Financials	SANMINA—SCI
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3500

Sanmina - SCI Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 2, 2004			Three Months Ended September 27, 2003

	Non-GAAP(1)	Non-GAAP Adjustments	GAAP	Non-GAAP(1)	Non-GAAP Adjustments	GAAP

Net sales	$3,301,435	$—	$3,301,435	$2,732,013	$—	$2,732,013
Cost of sales	3,126,737	—	3,126,737	2,602,859	—	2,602,859

Gross profit	174,698	—	174,698	129,154	—	129,154

Operating expenses:
Selling, general and administrative	88,908	—	88,908	72,490	—	72,490
Research and development	8,157	—	8,157	7,331	—	7,331
Amortization of intangibles	—	2,087	2,087	—	1,733	1,733
Write-down of long-lived assets	—	—	—	—	95,600	95,600
Integration costs	—	160	160	—	2,472	2,472
Restructuring costs	—	27,830	27,830	—	14,926	14,926

Total operating expenses	97,065	30,077	127,142	79,821	114,731	194,552

Operating income (loss)	77,633	(30,077)	47,556	49,333	(114,731)	(65,398)

Other income (expense), net	(20,385)	(6,130)	(26,515)	(28,493)	(27,445)	(55,938)

Income (loss) before provision for income taxes	57,248	(36,207)	21,041	20,840	(142,176)	(121,336)

Provision (benefit) for income taxes	15,458	(2,313)	13,145	6,879	(42,562)	(35,683)

Income (loss) from continuing operations	41,790	(33,894)	7,896	13,961	(99,614)	(85,653)

Extraordinary gain (net of tax)	—	3,583	3,583	—	—	—

Net income (loss)	$41,790	$(30,311)	$11,479	$13,961	$(99,614)	$(85,653)

Earnings (loss) per share from continuing operations:
Basic:	$0.08		$0.01	$0.03		$(0.17)
Diluted	$0.08		$0.01	$0.03		$(0.17)

Earnings per share from extraordinary gain, net of tax
Basic:	$—		$0.01	$—		$—
Diluted	$—		$0.01	$—		$—

Earnings (loss) per share:
Basic	$0.08		$0.02	$0.03		$(0.17)
Diluted	$0.08		$0.02	$0.03		$(0.17)

Shares used in computing per share amounts:
Basic	517,596		517,596	510,732		510,732
Diluted	522,152		522,152	517,725		510,732

(1)	Non-GAAP results of operations exclude restructuring and integration costs, impairment and other infrequent or unusual items, extraordinary gains, and non-cash interest and amortization expense.

Sanmina - SCI Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Year Ended October 2, 2004			Year Ended September 27, 2003

	Non-GAAP (1)	Non-GAAP Adjustments	GAAP	Non-GAAP(1)	Non-GAAP Adjustments	GAAP

Net sales	$12,203,885	—	$12,203,885	$10,361,434	—	$10,361,434
Cost of sales	11,584,374	—	11,584,374	9,898,964	—	9,898,964

Gross profit	619,511	—	619,511	462,470	—	462,470

Operating expenses:
Selling, general and administrative	329,695	2,591	332,286	305,034	1,700	306,734
Research and development	29,402	—	29,402	14,952	—	14,952
Amortization of intangibles	—	8,547	8,547	—	6,596	6,596
Write-down of long-lived assets	—	—	—	—	95,600	95,600
Integration costs	—	4,203	4,203	—	10,720	10,720
Restructuring costs	—	136,289	136,289	—	105,744	105,744

Total operating expenses	359,097	151,630	510,727	319,986	220,360	540,346

Operating income (loss)	260,414	(151,630)	108,784	142,484	(220,360)	(77,876)

Other income (expense), net	(83,774)	(33,330)	(117,104)	(100,281)	(20,050)	(120,331)

Income (loss) before provision for income taxes	176,640	(184,960)	(8,320)	42,203	(240,410)	(198,207)

Provision (benefit) for income taxes	47,693	(47,173)	520	13,932	(74,982)	(61,050)

Income (loss) from continuing operations	128,947	(137,787)	(8,840)	28,271	(165,428)	(137,157)

Extraordinary gain (net of tax)	—	3,583	3,583	—	—	—

Net income (loss)	$128,947	$(134,204)	$(5,257)	$28,271	$(165,428)	$(137,157)

Earnings (loss) per share from continuing operations:
Basic:	$0.25		$(0.02)	$0.06		$(0.27)
Diluted	$0.24		$(0.02)	$0.06		$(0.27)

Earnings per share from extraordinary gain, net of tax
Basic:	$—		$0.01	$—		$—
Diluted	$—		$0.01	$—		$—

Earnings (loss) per share:
Basic	$0.25		$(0.01)	$0.06		$(0.27)
Diluted	$0.24		$(0.01)	$0.06		$(0.27)

Shares used in computing per share amounts:
Basic	515,803		515,803	510,102		510,102
Diluted	527,460		515,803	513,515		510,102

(1)	Non-GAAP results of operations exclude restructuring and integration costs, impairment and other infrequent or unusual items, extraordinary gains, and non-cash interest and amortization expense.

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	October 2,	September 27,
	2004	2003
	(Unaudited)	(Derived from
		audited financials)
ASSETS

Current assets:
Cash and short-term investments	$1,133,377	$1,082,988
Accounts receivable, net	1,665,780	1,576,392
Inventories, net	1,088,106	977,799
Deferred income taxes	487,156	421,478
Prepaid and other current assets	97,547	109,862

Total current assets	4,471,966	4,168,519

Property, plant and equipment, net	787,990	902,868
Goodwill	2,258,254	2,223,422
Other assets	134,431	155,447

Total assets	$7,652,641	$7,450,256

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$609,746	$3,489
Accounts payable	1,653,548	1,506,998
Accrued liabilities and other	394,963	394,906
Accrued payroll and related benefits	163,571	130,660

Total current liabilities	2,821,828	2,036,053

Long-term liabilities:
Convertible subordinated debentures	520,818	1,103,537
Long-term debt	790,559	822,093
Deferred income taxes	79,606	90,294
Other	82,037	75,025

Total stockholders' equity	3,357,793	3,323,254

Total liabilities and stockholders' equity	$7,652,641	$7,450,256

Forward Looking Guidance

Three Months Ended January 1, 2005

(in billions, except per share amounts)

Net sales	$3.3 - $3.5

Non-GAAP earnings per share(1)	$0.09 - $0.11

(1)

Forward looking guidance for the quarter ended January 1, 2005 is provided only on a Non-GAAP basis. The comparable GAAP earnings or loss per share amount is not accessible due to inherent difficulties in predicting certain expenses and gains affecting GAAP earnings or loss, such as the amount and timing of Sanmina-SCI's restructuring costs, as well as debt security repurchases, if any, that could result in gains or losses reported in GAAP earnings.